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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

AFFILIATED MANAGERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2012

        NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the "Annual Meeting") of Affiliated Managers Group, Inc. (the "Company") will be held on Monday, June 18, 2012, at 10:00 a.m. Eastern time, at the Company's offices, 600 Hale Street, Prides Crossing, Massachusetts 01965, for the following purposes:

  1.
  To elect nine directors of the Company to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

  2.
  To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers.

  3.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year.

  4.
  To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        This year, we have again saved significant mailing and printing costs by providing proxy materials to you over the Internet pursuant to Securities and Exchange Commission rules. On or about May 1, 2012, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this Proxy Statement and our 2011 Annual Report on Form 10-K online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. Whether you receive the Notice or paper copies of our proxy materials, the Proxy Statement and 2011 Annual Report on Form 10-K are available to you at www.proxyvote.com.

        The Company's Board of Directors has fixed the close of business on April 20, 2012 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Your vote is very important. Please carefully review the Proxy Statement and submit your proxy by the Internet, telephone or mail whether or not you plan to attend the Annual Meeting. If you hold your shares in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors.

John Kingston, III Secretary

Prides Crossing, Massachusetts
April 30, 2012

AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 18, 2012

April 30, 2012

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. ("AMG", the "Company", "we" or "us") for use at our 2012 Annual Meeting of Stockholders to be held on Monday, June 18, 2012 at 10:00 a.m. Eastern time, at our offices, 600 Hale Street, Prides Crossing, Massachusetts 01965, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect nine directors, approve, by a non-binding advisory vote, the compensation of the Company's named executive officers (as defined below in the Executive Compensation Tables section), ratify the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as our independent registered public accounting firm for the current fiscal year, and consider and act upon any other matters properly brought before them.

        Important Notice Regarding the Internet Availability of Proxy Materials.    This year, we have again saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission ("SEC") rules. On or about May 1, 2012, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this Proxy Statement and our 2011 Annual Report on Form 10-K online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. Whether you received the Notice or paper copies of our proxy materials, the Proxy Statement and 2011 Annual Report on Form 10-K are available to you at www.proxyvote.com.

        Stockholders of record of the Company's common stock at the close of business on the record date of April 20, 2012 will be entitled to notice of the Annual Meeting and to one vote per share on each matter presented at the Annual Meeting. As of the record date, there were 51,360,976 shares of common stock outstanding and entitled to vote at the Annual Meeting.

        The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum.

        A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients' proxies only on routine matters.

        At this year's Annual Meeting, the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2) are non-routine items, and only the ratification of our auditors (Proposal 3) is a routine item. It is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

        Stockholders are requested to submit a proxy by Internet or telephone, or by returning a completed, signed, and dated proxy card or voting instruction form. If you vote by Internet or telephone, you should not return a proxy card or voting instruction form. Shares represented by a properly submitted proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed by the proxy. If a properly executed proxy or voting instruction form is submitted without any instructions indicated, the proxy will be voted FOR the election of each of the nominees for director, FOR the approval of the advisory vote on executive compensation, and FOR ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders on such other matters.

        A stockholder of record may revoke a proxy at any time before it has been voted by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by submitting a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted by Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the record date may attend the Annual Meeting whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.

        A stockholder may vote in person at the Annual Meeting upon presenting picture identification and an account statement, Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you hold your shares in street name, you will need to obtain a proxy from your bank or broker in order to vote in person, and you must bring a brokerage statement or letter from your broker, bank or other intermediary reflecting stock ownership. The address of the Company is available on the Company's website, www.amg.com, for stockholders who plan to vote in person at the Annual Meeting.

 PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Our Board of Directors currently consists of nine members. At the Annual Meeting, nine directors will be elected to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors and the Nominating and Governance Committee have nominated Messrs. Samuel T. Byrne, Dwight D. Churchill, Sean M. Healey, Harold J. Meyerman, William J. Nutt, Patrick T. Ryan, and Jide J. Zeitlin, Ms. Tracy P. Palandjian and Dr. Rita M. Rodriguez (collectively, the "Nominees") to serve as directors. Each of the Nominees is currently serving as a director of the Company. As more fully discussed below under "Meetings of the Board of Directors and Committees and Corporate Governance Matters," the Board of Directors has determined that eight of its nine Nominees, Messrs. Byrne, Churchill, Meyerman, Nutt, Ryan and Zeitlin, Ms. Palandjian and Dr. Rodriguez, have no material relationship with the Company and are "independent" for purposes of New York Stock Exchange (the "NYSE") listing standards. The Board of Directors expects that each of the Nominees will, if elected, serve as a director for the new term. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

        In 2012, we amended and restated our By-laws to provide for majority voting in uncontested director elections. Under the majority voting standard, directors are elected by a majority of the votes cast, which means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

        Under our Corporate Governance Guidelines, the Nominating and Governance Committee has established procedures for any director who is not elected to tender his or her offer to resign. Upon receiving the director's offer to resign, the Nominating and Governance Committee will recommend to the Board whether to accept or reject the offer to resign, or whether other action should be taken. The Nominating and Governance Committee and the Board, in making their decisions, may consider any factor or information that they deem relevant. The Board, taking into account the Nominating and Governance Committee's recommendation, will act on the tendered resignation within ninety days following certification of the election results. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation.

Recommendation of the Board of Directors

        The Board of Directors believes that the election of each of the Nominees is in the best interests of the Company and its stockholders, and, therefore, unanimously recommends that stockholders vote FOR the election of each of the Nominees.

Information Regarding the Nominees

        The name, age (as of April 1, 2012) and a description of the business experience, principal occupation and past employment and directorships of each of the Nominees during at least the last five years is set forth below. In addition, we have summarized the particular experience, qualifications, attributes and/or skills that the Nominating and Governance Committee and Board of Directors considered as relevant to the determination that each Nominee should serve as a director of the Company.

Name	Age
Samuel T. Byrne(1)(2)(†)	47
Dwight D. Churchill(3)(†)	58
Sean M. Healey	50
Harold J. Meyerman(1)(2)(3)(†)	73
William J. Nutt(†)	67
Tracy P. Palandjian(3)(†)	41
Rita M. Rodriguez(2)(3)(†)	69
Patrick T. Ryan(1)(†)	53
Jide J. Zeitlin(1)(2)(†)	48

(1)
Member of the Compensation Committee.

(2)
Member of the Nominating and Governance Committee.

(3)
Member of the Audit Committee.

(†)
Independent director, as determined by the Board of Directors in accordance with NYSE listing standards.

        Samuel T. Byrne has been a director of the Company since October 2009. Mr. Byrne is a managing partner and co-founder of CrossHarbor Capital Partners LLC, a leading alternative investment management firm specializing in real estate, as well as distressed securities and private equity. The firm manages institutional capital on behalf of investors globally, including public pension systems, endowments, and foreign institutions such as sovereign wealth funds. Before founding CrossHarbor Capital Partners, Mr. Byrne served as a management consultant advising on corporate restructurings and bankruptcy matters. Prior to that, he was a portfolio manager at Fleet Financial Group and Bank of New England. Mr. Byrne currently serves as President of the Board of Trustees of the Brookwood School and as Co-Chairman of the Board of Trustees of the Peabody Essex Museum. We believe that Mr. Byrne's qualifications to serve on our Board of Directors include his extensive investment management experience, including his particular expertise in private equity and real estate.

        Dwight D. Churchill has been a director of the Company since February 2010. Mr. Churchill held a number of senior positions at Fidelity Investments before retiring from the firm in 2009. Having joined Fidelity in 1993, he served as the head of the Fixed Income Division, head of Equity Portfolio Management and President of Investment Services. While at Fidelity, Mr. Churchill also served as the elected chair of the Board of Governors for the 60,000-member Association for Investment Management & Research (now the CFA Institute). Prior to joining Fidelity, Mr. Churchill served as a Managing Director of Prudential Financial, Inc., and as President and Chief Executive Officer of CSI Asset Management, Inc., a subsidiary of Prudential Financial, Inc., and held senior roles at Loomis, Sayles & Company and The Public Employees Retirement System of Ohio. Mr. Churchill also serves on the Boards of Trustees of State Street Global Advisors SPDR ETF Mutual Funds, the Research Foundation of CFA Institute and the Currier Museum of Art, and on the Board of Directors of Legacy Paddlesports LLC, a private company. We believe that Mr. Churchill's qualifications to serve on our Board of Directors include his extensive experience in the investment management industry, including his oversight of internal controls, financial reporting and accounting procedures.

        Sean M. Healey is the Company's Chairman and Chief Executive Officer, roles he has served in since January 2011 and January 2005, respectively. Prior to that time, Mr. Healey served as President and Chief Operating Officer of the Company. Mr. Healey has been a director of the Company since May 2001. Prior to joining the Company in 1995, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. He serves as Co-Chairman of the Board of Trustees of the Peabody Essex Museum, and as a member of the Board of Directors of the Boys and Girls Clubs of Boston, the Visiting Committee of the Harvard Law School, and the Board of Trustees of the International Game Fish Association. In 2006, Mr. Healey received a presidential appointment to serve on the President's Export Council, the nation's principal advisory committee on international trade. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College. We believe that Mr. Healey's qualifications to serve on our Board of Directors include his direct knowledge of the Company's strategy and operations through his service as President and Chief Executive Officer of the Company and his extensive experience in the financial services and investment management industries, including his experience in investing in investment management firms.

        Harold J. Meyerman has been a director of the Company since July 1999. Mr. Meyerman retired as a Managing Director of the Global Financial Institutions and Trade Group of The Chase Manhattan Bank ("Chase") in December 1998. His responsibilities at Chase included overseeing the asset management businesses. Before joining Chase, Mr. Meyerman was President and Chief Executive Officer of First Interstate Bank, Ltd., where he also oversaw several boutique asset management firms. Mr. Meyerman currently serves on the Board of Directors of the Huntington Medical Research Institutes and as Chairman of the Board of Trustees of the Palm Springs Art Museum. He formerly served on the Boards of GIVF (Genetics & IVF), Ansett Aircraft Spares & Services, and Island Capital, Ltd, formerly EIC Corporation, Ltd, as Chairman. We believe that Mr. Meyerman's qualifications to serve on our Board of Directors include his extensive service in the financial services and banking industries, his mergers and acquisitions experience, and his international management and advisory experience.

        William J. Nutt founded the Company in 1993 and has been a director of the Company since that time. Mr. Nutt is the Company's former Chairman, and served as Chief Executive Officer of the Company from 1993 to 2004. Mr. Nutt also served as the Company's President from 1993 to 1999. Prior to founding AMG, Mr. Nutt was President and Chief Operating Officer of The Boston Company and was responsible for its institutional money management business, mutual fund administration, distribution and custody business, and master trustee and custodian business. As Chairman and Chief Executive Officer of The Boston Company's principal subsidiary, Boston Safe Deposit and Trust Company, Mr. Nutt was also responsible for its personal banking and trust business. He serves on the Board of Directors of eSecLending, a private company engaged in institutional securities lending and as Chairman of the Board of Directors of The Ocean Reef Club, a private club community in Key Largo, Florida. We believe that Mr. Nutt's qualifications to serve on our Board of Directors include his extensive history with the Company as its founder and former President and Chief Executive Officer, as well as his substantial experience in the investment management industry prior to founding the Company.

        Tracy P. Palandjian has been a director of the Company since March 2012. Ms. Palandjian is the Chief Executive Officer and co-founder of Social Finance, Inc., a nonprofit organization focused on developing and managing financial instruments that connect the social sector to the capital markets. Prior to establishing Social Finance, Ms. Palandjian served as a Managing Director of The Parthenon Group, a global strategy consulting firm. At Parthenon, she established and led the Nonprofit Practice and consulted to foundations and nonprofit organizations on strategy development, mission definition, corporate social responsibility and knowledge and innovation in the U.S. and globally. Ms. Palandjian serves as Chair of the Board of Directors of Facing History and Ourselves, is a member of the boards of the Robert F. Kennedy Center for Justice and Human Rights, the Hong Kong Association of Massachusetts, and the Investment Committee of Milton Academy. We believe that Ms. Palandjian's qualifications to serve on our Board of Directors include her extensive global financial management, consulting and advisory experience.

        Rita M. Rodriguez has been a director of the Company since January 2000. Dr. Rodriguez has been a Fellow and Senior Fellow at the Woodstock Theological Center at Georgetown University since 2002, and from 1999 to 2002 served as an international finance consultant. Dr. Rodriguez was formerly a full-time member of the Board of Directors of the Export-Import Bank of the United States from 1982 to 1999. Prior to joining the Export-Import Bank Board, Dr. Rodriguez was a professor in the finance faculties at the University of Illinois at Chicago and at Harvard Business School. In addition, Dr. Rodriguez has authored numerous journal articles and books on the subject of international finance. Dr. Rodriguez also serves on the Board of Directors, Audit Committee and Nominating and Governance Committee of Ensco plc, an international offshore contract drilling company, on the Board of Directors, the Audit Committee and as the Chair of the Corporate Social Responsibility Committee of Phillips-Van Heusen Corporation, an apparel company, and on the Board of Directors, the Audit Committee and the Risk Policy Committee of the Private Export Funding Corporation. We believe Dr. Rodriguez's qualifications to serve on our Board of Directors include her substantial experience in domestic and international accounting, finance and policy, including her academic finance experience, as well as her extensive experience serving on corporate boards.

        Patrick T. Ryan has been a director of the Company since July 2005. Mr. Ryan currently serves as Chief Executive Officer of Press Ganey Associates, Inc. ("Press Ganey"), a company specializing in health care performance improvement. Additionally, Mr. Ryan currently works with SV Life Sciences as a Venture Partner. Prior to Press Ganey, Mr. Ryan served as Chairman and Chief Executive Officer of The Broadlane Group from 2008 until its acquisition by MedAssets Inc. in 2010. Following such acquisition, Mr. Ryan served on the Board of Directors and in the interim role of President of Spend and Clinical Resource Management through the completion of the integration in May 2011. From 2004 to 2007, Mr. Ryan served as Chief Executive Officer and as a member of the Board of Directors of PolyMedica Corporation, a direct-to-consumer provider of health care products and services for individuals with chronic diseases, until its sale to Medco Health Solutions, Inc. Before joining PolyMedica, Mr. Ryan served as the Chairman and Chief Executive Officer of Physicians Dialysis Inc., a dialysis provider, until its acquisition by DaVita Inc. in 2004. Previously, Mr. Ryan has served as a partner at Westways Ventures, a firm specializing in the strategic development of companies in the healthcare and consumer sectors, as President and Chief Executive Officer of PrincipalCare Inc., a company specializing in women's healthcare, as President and Chief Executive Officer of ImageAmerica, Inc., a publicly traded company that provided medical diagnostic imaging services, as Co-Founder and President of R.B. Diagnostics, a company providing diagnostic imaging services, and on the Board of Directors of Hill-Rom Holdings, Inc. He currently serves on the Boards of Ferrer, Freeman and Company, Avon Old Farms School and Atrius Health. We believe Mr. Ryan's qualifications to serve on our Board of Directors include his substantial executive management experience at several public and private companies.

        Jide J. Zeitlin has been a director of the Company since January 2006. Mr. Zeitlin is currently a private investor. He formerly served as a Partner at Goldman, Sachs & Co., where his career included a number of senior management positions in the investment banking division, focused on the industrial, consumer and healthcare industries. He also served in the firm's executive office. Mr. Zeitlin joined Goldman Sachs in 1987, became a Partner in 1996 and retired from the firm in December 2005. Mr. Zeitlin currently serves as Chairman of the Board of Trustees at Amherst College and is a member of the Boards of Milton Academy, the Harvard Business School Board of Dean's Advisors, Teach for America, Doris Duke Charitable Foundation, Montefiore Medical Center, Playwrights Horizons and Common Ground Community. He also serves on the Board of Directors, Audit Committee, Human Resources Committee and Governance and Nominations Committee of Coach, Inc., a designer and marketer of premium handbags and accessories. We believe Mr. Zeitlin's qualifications to serve on our Board of Directors include his substantial experience as a senior executive in a leading investment bank, as well as his extensive service in Board capacities at numerous organizations.

Meetings of the Board of Directors and Committees and Corporate Governance Matters

        During 2011, the Board of Directors met seven times. Each member of the Board of Directors in 2011 attended at least 75% of the total number of meetings of (i) the Board of Directors and (ii) all standing committees of the Board of Directors on which such director served. We do not have a formal policy regarding director attendance at an annual meeting of stockholders. Three directors were in attendance at the 2011 Annual Meeting of Stockholders.

        At least annually, the Board of Directors evaluates the independence of our directors in light of the standards established by the NYSE. A majority of our Board of Directors must be "independent" within the meaning of the NYSE listing standards. After its most recent evaluation of director independence, the Board of Directors affirmatively determined that eight of our nine directors, Messrs. Byrne, Churchill, Meyerman, Nutt, Ryan and Zeitlin, Ms. Palandjian and Dr. Rodriguez, are "independent" for purposes of the NYSE listing standards. The Board of Directors made these determinations based upon questionnaires completed by each director and individual evaluations of a director's employment or Board of Directors affiliations, and any commercial, family or other relationships. There were no such transactions for consideration in determining the independence of any director.

        The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Only independent directors within the meaning of the NYSE listing standards serve on these committees. Each such committee acts pursuant to a written charter adopted by the respective committee. A description of each committee is set forth below.

        Audit Committee.    The Audit Committee currently consists of Messrs. Churchill and Meyerman, Ms. Palandjian and Dr. Rodriguez, with Dr. Rodriguez serving as Chair. Mr. Nutt served on the Audit Committee from January 2011 through March 2012, and Mr. Ryan served on the Audit Committee from July 2005 through March 2012. Each of the members meets the independence standards applicable to audit committees under the Sarbanes-Oxley Act of 2002 and the NYSE listing standards and is an audit committee financial expert as defined by the SEC. The Audit Committee's purpose is to assist the Board of Directors in oversight of our internal controls and financial statements and the audit process. The Audit Committee met nine times during 2011. Other members of the Board of Directors attend Audit Committee meetings from time to time at the invitation of the Audit Committee.

        Compensation Committee.    The Compensation Committee currently consists of Messrs. Byrne, Meyerman, Ryan and Zeitlin, with Mr. Ryan serving as Chair. The Compensation Committee is responsible for overseeing our general compensation policies and establishing and reviewing the compensation plans and benefit programs applicable to our executive officers. In that capacity, the Compensation Committee also administers our stock option and incentive plans. The Compensation Committee met five times during 2011. Other members of the Board of Directors attend Compensation Committee meetings from time to time at the invitation of the Compensation Committee.

        Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of Messrs. Byrne, Meyerman and Zeitlin and Dr. Rodriguez, with Mr. Meyerman serving as Chair. The Nominating and Governance Committee is primarily responsible for recommending criteria to the Board of Directors for board and committee membership, identifying and evaluating director candidates, overseeing the annual evaluation of the Board of Directors and its committees, and maintaining our Corporate Governance Guidelines. The Nominating and Governance Committee met four times during 2011. Other members of the Board of Directors attend Nominating and Governance Committee meetings from time to time at the invitation of the Nominating and Governance Committee.

        The Nominating and Governance Committee may solicit director candidate recommendations from a number of sources, including directors, executive officers and third party search firms. The Nominating and Governance Committee will consider for nomination any director candidates, including director candidates recommended by our stockholders, who are deemed qualified by the Nominating and

Governance Committee in light of the qualifications and criteria for Board of Directors membership described below, or such other criteria as approved by the Board of Directors or a committee thereof from time to time. Stockholder recommendations must be submitted to the Nominating and Governance Committee in accordance with the requirements set forth in our By-laws, including those discussed below under the caption "Other Matters—Stockholder Proposals," and any procedures established from time to time by the Nominating and Governance Committee. The Nominating and Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates and considers this appropriate because it evaluates recommendations without regard to their source. The Nominating and Governance Committee evaluates any potential conflicts of interest on a case by case basis, to the extent they may arise.

        When considering candidates for directorship, the Nominating and Governance Committee takes into account a number of factors, including the following qualifications: the nominee shall have the highest personal and professional integrity and have demonstrated exceptional ability and judgment and the attributes necessary (in conjunction with the other members of the Board of Directors) to best serve the long-term interests of the Company and its stockholders. In addition, the Nominating and Governance Committee reviews from time to time the skills and characteristics necessary and appropriate for directors in light of the then current composition of the Board of Directors, including such factors as business experience, international background, diversity and knowledge of the financial services industry in general and the asset management industry in particular. In considering diversity, the Nominating and Governance Committee considers diversity of background and experience as well as ethnic and other forms of diversity. We do not, however, have a formal policy regarding diversity in identifying nominees for a directorship, but rather, consider it among the various factors relevant to the consideration of any particular nominee. The Nominating and Governance Committee reviews at least annually our Corporate Governance Guidelines to ensure that we continue to meet best corporate governance practice standards.

        Executive Sessions of Non-management Directors.    Our non-management directors meet in regularly scheduled executive sessions. In accordance with the charter of the Nominating and Governance Committee and the By-laws of the Company, Mr. Meyerman, the Chair of the Nominating and Governance Committee, also serves as the lead independent director calling and chairing the executive sessions, including during the annual Board of Directors offsite, and communicating with Mr. Healey, the Chairman and Chief Executive Officer.

        Leadership Structure.    Mr. Healey serves as Chairman and Chief Executive Officer, and Mr. Meyerman serves as lead director. The Board of Directors believes that having the same person serve as Chief Executive Officer and Chairman focuses leadership, responsibility and accountability in a single person and that having a lead director provides for effective checks and balances and the ability of the independent directors to work effectively in the board setting.

        Recognizing the importance of the lead director position to the Company, in 2010 the Board of Directors amended the By-laws of the Company to provide that the lead director will perform many of the functions that an independent chairman would perform. The Board of Directors has appointed Mr. Meyerman as lead director because of his qualifications, including his extensive service in the financial services and banking industries, mergers and acquisitions experience, and international management and advisory experience. Mr. Meyerman's principal responsibilities include serving as a key source of communication between the independent directors and the Chief Executive Officer, and coordinating the agenda for and leading meetings of the independent directors.

        Risk Oversight.    It is a key responsibility of our Chief Executive Officer, President, Chief Financial Officer, General Counsel, and other members of our senior management team to identify, assess, and manage the Company's exposure to risk. The Board of Directors plays an important role in overseeing management's performance of these functions. The Board of Directors has approved the charter of the Audit Committee, which provides that one of the primary responsibilities of the Audit Committee is the discussion of the Company's major financial risk exposures and steps management has taken to monitor and control such exposures, including with respect to risk assessment and risk management policies. The Audit Committee regularly discusses with management and the Company's independent auditors the Company's risk assessment and risk management processes, including major risk exposures, risk mitigants and the design and effectiveness of the Company's processes and controls to prevent and detect fraudulent activity. Furthermore, the Audit Committee and the Board as a whole receive regular reports from management and our independent auditors on prevailing material risks and the actions being taken to mitigate them. Management also reports to the Audit Committee and the Board on steps being taken to enhance our risk management processes and controls in light of evolving market, business, regulatory, and other conditions.

        Related Person Transaction Oversight.    Pursuant to its charter, the Audit Committee is responsible for reviewing any related person transaction identified by management and, in accordance with this authority, has determined that there have been no related person transactions requiring disclosure under Item 404(a) of Regulation S-K.

        Stockholder and Interested Party Communications with Non-management Directors or the Board of Directors.    A stockholder or other interested party may communicate directly with Mr. Meyerman, the lead director, by sending a confidential letter addressed to his attention at Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965. Any communications to the full Board of Directors may be directed to John Kingston, III, Vice Chairman, General Counsel and Secretary of the Company, who would, in his discretion, discuss the communications with the Board of Directors at a regular meeting of the Board of Directors.

        Availability of Corporate Governance Documents.    We maintain a Company website that includes, among other items, the Board of Directors' Corporate Governance Guidelines; the Code of Business Conduct and Ethics applicable to all directors, officers and employees; the Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and other senior financial officers; the Insider Trading Policy and Procedures applicable to all directors, officers and employees; and the charters for the Audit, Compensation and Nominating and Governance Committees. This information is available on the "Investor Relations" section of our website, www.amg.com, under "Corporate Governance", or for the Committee charters under "Board of Directors", but is not incorporated by reference into this Proxy Statement. If we make any substantive amendment to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K.

Information Regarding Executive Officers of the Company

        The name, age (as of April 1, 2012) and positions of each of our executive officers, as well as a description of their business experience and past employment during at least the last five years, is set forth below:

Name	Age	Position
Sean M. Healey	50	Chairman and Chief Executive Officer
Nathaniel Dalton	45	President and Chief Operating Officer
Jay C. Horgen	41	Chief Financial Officer and Treasurer
Andrew Dyson	47	Executive Vice President and Head of Global Distribution
John Kingston, III	46	Vice Chairman, General Counsel and Secretary

        For the biographical information of Mr. Healey, see "Information Regarding the Nominees" above.

        Nathaniel Dalton currently serves as the President and Chief Operating Officer of the Company, with responsibility for AMG's Affiliate Development efforts. Mr. Dalton has served as Chief Operating Officer of the Company since 2006, and was named President in May 2011. Previously, Mr. Dalton served as a Senior Vice President, an Executive Vice President and the General Counsel of the Company. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin Procter LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

        Jay C. Horgen currently serves as the Chief Financial Officer and Treasurer of the Company, a role he has served in since May 2011. Previously, Mr. Horgen served as an Executive Vice President of the Company. Prior to joining AMG, Mr. Horgen was a Founder and Managing Director of Eastside Partners, a private equity firm. From 2000 to 2005, Mr. Horgen served as a Managing Director in the Financial Institutions Group at Merrill Lynch, Pierce, Fenner & Smith Incorporated. Prior to that, he worked as an investment banker in the Financial Institutions Group at Goldman, Sachs & Co. Mr. Horgen received a B.A. from Yale University.

        Andrew Dyson joined AMG in July 2011 as Executive Vice President and Head of Global Distribution, responsible for managing the Company's global distribution platform. Prior to joining AMG, Mr. Dyson served as Head of the Global Institutional Client Business at BlackRock, Inc. In prior roles at BlackRock and Merrill Lynch Investment Managers, Mr. Dyson held senior distribution positions, including Head of the International Institutional Business, and, before that, Head of the Institutional Business for Europe, Middle East, Africa and Asia Pacific. Prior to joining Merrill Lynch in 2001, Mr. Dyson was a worldwide Partner at William M. Mercer, where his roles included Head of U.S. Multinational Investment Consulting and Head of U.K. Pension Fund Investment Consulting. Mr. Dyson is a fellow of the Institute of Actuaries. He received an M.A. degree in Mathematics from Cambridge University.

        John Kingston, III currently serves as the Vice Chairman, General Counsel and Secretary of the Company. Mr. Kingston has served as the General Counsel and Secretary of the Company since 2002, and was named Vice Chairman in May 2011. Mr. Kingston also served as an Executive Vice President of the Company from 2006 to 2011. Prior to joining AMG, Mr. Kingston served as a senior counsel to Miller Anderson & Sherrerd, LLP, a division of Morgan Stanley Investment Management, and was an attorney at Ropes & Gray LLP, focusing on corporate and securities laws issues, with a particular focus on the investment management industry. Mr. Kingston received a J.D. from Harvard Law School, and a B.S. and B.A. from the University of Pennsylvania.

 Compensation Discussion and Analysis

Introduction

        Our executive compensation program has been structured over the long-term to further two basic objectives: first, that executive compensation should be closely aligned with stockholder value creation and our performance as measured by our Economic Net Income per share, or "Economic earnings"; and second, that executive compensation should be designed to attract, motivate and retain the services of key members of our senior management.

        The Compensation Committee recognizes that key members of AMG's senior management team have served the Company and its stockholders together for over fifteen years, establishing an outstanding track record of strong Economic earnings and stock price performance throughout that period. From the Company's initial public offering (in 1997) through March 31, 2012, AMG's cumulative stockholder return is 614%, exceeding the 191% return of its asset management peers, the 47% return for the Standard & Poor's 500 Index, and the -23% return for the Standard & Poor's 500 Financial Sector Index. The Company leads its peer group in stockholder return for the 1 and 3 year periods, as well as for the period since its initial public offering. Mr. Healey (the Company's Chairman and Chief Executive Officer) and Mr. Dalton (the Company's President and Chief Operating Officer) have been the cornerstones of that success, given their strategic vision, leadership and execution over that period.

        The Committee believes that the strength of this senior management team and the continuity of their tenure together have provided the foundation for AMG's success, and, therefore, retaining key team members is an important Committee priority. With these objectives, in any given year, the Compensation Committee reviews and primarily considers the increases in stockholder value and Economic earnings performance over the short and long run, and makes determinations about compensation to motivate and retain the services of senior management to best ensure the future success of the Company.

2011 Highlights

        In 2011, AMG's financial performance on an absolute basis was strong, and performance relative to its publicly traded asset management industry peer group was particularly strong, with AMG's stockholder return leading our peer group, and AMG's Economic earnings in its top quartile. In making its compensation determinations, the Compensation Committee reviewed and considered AMG's financial performance and growth during the year across all areas of its business, as well as the positioning of the business for future growth around the globe. Specifically, the Compensation Committee considered that:

  •
  Notwithstanding considerable market volatility throughout the year, and a decline in the MSCI EAFE and Emerging Markets Indices of 15% and 20% for the year, respectively (AMG has 67% of its total assets under management in Global and Emerging Markets strategies):

  –
  AMG's Economic earnings increased 17% over 2010, and Economic earnings per share increased 9% to $6.62;

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  AMG's assets under management grew 2% to approximately $327 billion at year end, and have since increased by 20% to $392 billion as of March 31, 2012 (pro forma for pending investments);

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  While AMG's stock price ended 2011 down by 3% to $95.95, the stock performance led our peer group, which on average was down 26% during 2011, and our stock has since increased by nearly 17% (to $111.81 as of March 31, 2012); and

  –
  Over the three year period, AMG's stock price was up 129%, leading our peer group over that period, which on average was up 28%.

  •
  AMG's global distribution efforts continued to expand, with Andrew Dyson joining the Company in the newly created position of Head of Global Distribution, and the launch of new distribution offices (Hong Kong, Dubai) and expansion into new regions (Greater China, Korea, and the Nordics).

  •
  AMG generated industry-leading organic growth with net client cash flows of $22.9 billion for 2011, resulting in 7% organic growth for the year, as compared to an average of -1% for our industry peers.

  •
  AMG continued to integrate the four investments made in 2010 into its global operations, which further increased the Company's diversification and exposure to Global and Emerging Markets equity and Alternative products.

  •
  AMG launched AMG Wealth Partners, an initiative to extend and tailor AMG's model of investing in asset management firms to the unique attributes of wealth management firms, leading to the announcement of an investment in Veritable, LP, an $11 billion wealth management firm, in March 2012.

Stockholder and Proxy Advisory Firm Survey

        AMG's 2011 proxy statement contained the initial stockholder "say on pay" advisory voting requests, as newly required by the Dodd-Frank Act. Stockholders voted in favor of the Board of Directors' recommended annual say on pay frequency and in favor of AMG's executive officer compensation arrangements. Nevertheless, recognizing the importance of responsive and responsible executive compensation governance, the Compensation Committee and Board of Directors requested that senior management survey the leading proxy advisory firms as well as the Company's largest 150 stockholders regarding the Company's executive compensation programs.

        In our discussions with various constituencies, the following points were highlighted:

  •
  Proxy advisory firms assign peer groups based on broad financial services Global Industry Classifications Standards Codes ("GICS Codes") (including companies with much different business models) and balance sheet comparisons, rather than directly comparable publicly traded asset management firms recognized by AMG (as discussed on page 13), the analyst community following AMG, AMG's stockholders, as well as many peer asset management firms who include AMG as peers in their public disclosure.

  •
  That valuation methodology for stock option grants used by a proxy advisory firm resulted in significantly higher hypothetical values as compared to the pricing model used by the Company in accordance with generally accepted accounting principles. As a consequence, the value in the proxy advisory firm compensation analysis was approximately 2.3 times that recognized by traditional valuation methods.

        When meeting with its largest stockholders, the Company found that stockholders understood and supported the Company's executive compensation philosophy and its execution, which aligns compensation with stockholder value creation and the Company's financial performance, as well as the importance of retaining and motivating Mr. Healey and the other key members of senior management, who have been the cornerstones of AMG's superior earnings and stock price growth over the past 15 years.

2011 Compensation Decisions

        The Committee recognized that AMG's growth record in 2011, while strong on a basis relative to its peers, was less than the Committee's objectives for the Company, and was down from the growth rates of 2010. (In 2010, the Company had achieved Economic earnings growth of 61%, and Economic earnings per share growth of 39%, in comparison to the 17% growth in Economic earnings and 9% growth in Economic earnings per share in 2011.) In light of the Committee's philosophy that executive compensation should be aligned with financial performance and stockholder value creation, the Committee determined to:

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  Maintain base salaries at the same level for the seventh straight year.

  •
  Reduce the 2011 annual incentive plan payouts to the Chairman and Chief Executive Officer and to other named executive officers to below the pre-set incentive profit pool amount, and, in the case of Mr. Healey, to a level approximately 29% below the 2010 levels.

  •
  Reduce stock option grants from prior year levels given relatively higher option-pricing model expenses attributed to them by a proxy advisory firm, and implement a performance threshold to be achieved in the option grant year.

  •
  Continue AMG's evolution to making Long-Term Equity Interests Plan grants, with smaller awards than 2010.

  •
  Eliminate the financial planning perquisite for senior management.

        The Committee's decisions resulted in a reduction in aggregate compensation for the Chairman and Chief Executive Officer of 26% from 2010 levels. The Company's named executive officers' 2011 compensation determinations are discussed in greater detail in the following sections, and in the Executive Compensation Tables section.

Our Executive Compensation Program

        We believe that an executive officer's total compensation should be comprised principally of equity and performance-based cash compensation to best align compensation with increases in stockholder value. Our Compensation Committee believes that in order to retain key management team members with a long-term track record of success, total compensation should be appropriate relative to the marketplace for the services of our named executive officers.

        We assess this marketplace by reviewing the compensation paid to executive officers performing similar functions at other companies in the investment management industry. In particular, executive officer compensation is reviewed against our peer group of publicly traded asset management companies comprised of AllianceBernstein Holding L.P., Ameriprise Financial, Inc., BlackRock, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Invesco Ltd., Janus Capital Group Inc., Legg Mason Inc., T. Rowe Price Group, Inc., and Waddell & Reed Financial, Inc., as well as against a range of alternative investment and other investment management firms comprising the marketplace for the services of our executive officers. In reviewing this universe, we give consideration to the fact that certain of these companies are more closely comparable to the Company, and accordingly consider the relative comparability of the companies in our assessment of various compensation structures and arrangements. Specifically, we consider which companies are most comparable with respect to size (market capitalization and assets under management) and general business profile (those companies that have similarly specialized equities and alternative investment management capabilities, or with similar business strategies). We also consider the senior management profile of a company in determining compensation comparability (for example, the extent to which founders serve in key senior management roles). While the Compensation Committee reviews peer compensation for comparison purposes, this review is not the determining factor and is only one of many factors that are considered by the Compensation Committee in setting compensation. In light of the Committee's objective to align compensation with increases in stockholder value, the Committee generally intends that the most substantial portion of compensation be equity-based, with the second largest component being performance-based cash compensation. When determining performance-based cash compensation levels, we consider our Economic earnings performance in the short-term and long-term. We consider Economic earnings the most important measure of our financial performance, as it represents operating performance before non-cash expenses relating to the acquisition of interests in our affiliated investment management firms. (See page 28 of our 2011 Annual Report on Form 10-K—Supplemental Performance Measures—for further detail on the calculation of Economic earnings.) In addition to our equity and performance-based cash compensation, we also utilize competitive base salaries and some limited perquisite compensation tools that the Committee deems appropriate to meet the objective of retaining key members of senior management.

Our Compensation Committee

        The Compensation Committee oversees our general compensation policies, establishes and reviews the compensation plans and benefit programs applicable to our executive officers, and administers our stock option and equity incentive plans.

        The Compensation Committee currently consists of Messrs. Byrne, Meyerman, Ryan and Zeitlin, with Mr. Ryan serving as the Chair. Each member of the Committee has significant experience in compensation matters as a result of their service as executive officers or advisors to various public and private companies. The Committee's agenda and meeting calendar is determined by the Committee, with input as appropriate from Mr. Healey, who attends meetings at the request of the Committee. In his capacity as Chairman and Chief Executive Officer, Mr. Healey participates in discussions with the Committee concerning the compensation of other members of executive management and the design of long-term and equity incentive plans, but does not participate in discussions regarding his own performance goals, contributions or compensation, which occur in executive sessions of the Committee and in meetings of the Committee with our independent compensation consultant. The Committee also invites Mr. Kingston, Vice Chairman and General Counsel, to attend certain meetings to discuss the design, implementation and administration of long-term incentive, equity incentive and deferred compensation plans. The Committee has the sole authority for approving the compensation of our executive officers and the performance goals related to such plans and programs.

        The Committee regularly meets without management team members present, and the Chair from time to time requests that all other independent directors meet with the Committee in executive session. The Committee's independent compensation consultant participates in conference calls and meetings without management present at key points throughout the year, including conference calls and meetings with the Chair of the Committee.

Compensation Consultants

        In 2011, the Committee again engaged an independent outside executive compensation consulting firm, Thomas E. Shea & Associates, LLC ("Shea & Associates"), to assist the Committee with compensation matters, including providing peer universe benchmarking information and an independent analysis of how our executive and board compensation policies and practices compared to those of the peer universe. In addition to a review of cash and equity compensation and perquisite arrangements across the industry, the analysis provided by Shea & Associates also considered financial metrics for our peers, including market capitalization, assets under management, various measures of profitability, and stock price performance. In order to prepare its analysis for the Committee, Shea & Associates met from time to time with management.

        Shea & Associates, which provides no other services to us, reported its findings directly to the Committee. In setting executive officer compensation levels, the Committee considered the comparative compensation analyses provided by Shea & Associates, and then applied the collective experience and judgment of the Committee to such data (and the relative significance of the various comparative universe components) to make compensation determinations. A representative of Shea & Associates met with the Committee in formal Committee meetings, as well as outside Committee meetings in sessions with Committee members, particularly with the Committee Chair, at key points throughout the year to update the Committee on the status of compensation surveys, and make recommendations regarding executive officer and director compensation programs and levels.

Compensation Governance Practices

        AMG's strong governance procedures and practices with respect to employment and compensation include the following:

  •
  No employment agreements with the Chairman and Chief Executive Officer, President and Chief Operating Officer, or Chief Financial Officer.

  •
  No change in control agreements with our executives.

  •
  The base salaries for our executive officers generally comprise less than 10% of total compensation.

  •
  No tax reimbursements for any perquisites.

  •
  No supplemental retirement benefits for any executive officer.

  •
  An insider trading policy that prohibits hedging of AMG securities.

  •
  Equity ownership guidelines for our executive officers.

  •
  Thorough risk assessment process, as described under "Risk Considerations in our Compensation Programs" below.

  •
  "Double-trigger" vesting upon change in control. Awards granted on or after January 1, 2013 will only accelerate upon a change in control followed by termination within two years.

  •
  A clawback policy that allows for the recoupment of performance-based compensation from executive officers.

2011 Compensation Process and Elements

2011 Compensation Process

        Executive retention is a matter of great significance for the Compensation Committee, given the strong performance of the Company since going public in 1997 and the increasing visibility of Mr. Healey and the other members of the executive team in the marketplace. The Compensation Committee considers the recruitment efforts directed at our executive officers by other companies within the asset management industry given their individual and collective performance, their tenure and the long term success of the Company. In addition, the Compensation Committee considers the marketplace for senior executives at its peers, and particularly focused on the compensation marketplace in connection with the hiring of Mr. Dyson in 2011.

        The Compensation Committee worked with Shea & Associates throughout 2009 and 2010 to explore a variety of additional long-term equity ownership plan alternatives to balance AMG's historical reliance on stock options with competitive and affordable retention tools. After a review of possible alternatives, the Committee developed, in April 2009, a long-term retention plan (under the Executive Incentive Plan) in which awards were notionally invested in shares of the Company's common stock and, in December 2010, implemented a long-term equity interests plan (the "Long-Term Equity Interests Plan") to provide additional long-term tools to retain management, while aligning incentives with the creation of stockholder value. The Compensation Committee determined to employ the Long-Term Equity Interests Plan again in 2011. In addition, consistent with the Compensation Committee's long-standing use of stock options as an equity compensation tool, in July 2011 the Committee granted options to executive officers under the 2011 Stock Option and Incentive Plan (the "2011 Option Plan"). Consistent with the Committee's determination to reduce stock option grants from prior years, and to continue an evolution to other equity awards, the Committee did not grant options at year end, as it had in 2010 and prior years.

        In 2011, as over the past decade, a meaningful portion of our total compensation continued to be performance-based, because we believe that senior management compensation should be tied to our financial performance and increases in stockholder value. The Committee initiated the annual process for establishing appropriate compensation targets and benchmarks for 2011 during the final Committee meetings of 2010, as the Committee reviewed the principles and continuing effectiveness of the compensation program with the assistance of Shea & Associates. At its January 2011 meeting, the Committee evaluated the appropriate target Economic earnings per share growth rate for 2011, reviewing historical growth rates, prevailing business conditions, and expectations for continuing growth. In evaluating our most recent performance to determine the baseline growth target for the upcoming year, the Committee applies its judgment to make adjustments for specific factors that influenced recent growth rates, including market conditions, the timing of transactions, new financing arrangements and changes in the corporate capital structure, the relative levels of management and performance fees, and any recent or anticipated one-time events.

        With the assistance of Shea & Associates, the Compensation Committee carefully considered the stockholder survey and proxy advisory firm feedback, and determined that its executive compensation philosophy and programs remained appropriate for the Company and its business.

        In light of stockholder feedback and to continue to improve our executive officer pay alignment, cost effectiveness and governance, the Compensation Committee implemented the following changes in 2011:

  •
  Reduced executive officer stock option grants to approximately 65% of 2010 grants, and generally intends to reduce the relative emphasis on stock options.

  •
  Added a performance metric to the July 2011 stock option grants, which it intends to apply to future option grants.

  •
  Continued the evolution away from stock option grants to other forms of equity awards, and in 2011, to grants under the Long-Term Equity Interests Plan.

  •
  Eliminated the financial planning perquisite for senior management.

  •
  Adopted "double-trigger" vesting upon change in control, applicable to awards granted on or after January 1, 2013.

  •
  Adopted a clawback policy that allows for the recoupment of performance-based compensation.

        In preparation for the determinations to be made by the Committee at the end of the year, various members of the Committee (and particularly the Committee Chair) conducted a series of conference calls with Shea & Associates outside of formal meetings to consider cash bonus compensation of our peer universe and potential bonus arrangements. The Committee also met in December 2011 and reviewed updated estimates concerning our performance, as well as potential bonus arrangements for each executive officer (since the Committee always retains discretion to pay less than the amount available for payment under our Executive Incentive Plan formula). In that review and consideration, the Committee was not constrained by any particular performance targets for the Company or for any particular named executive officer. In determining how much bonus to pay, the Committee considered a market cash bonus compensation analysis of our peer universe as part of developing a total compensation package that was competitive relative to the marketplace for our named executive officers. In addition, although the Committee does not have specific targets that it applies to such evaluation, the Committee also considered our performance and the various factors that may have affected such performance in that year (including market conditions, the possible timing of transactions and new financing arrangements, and the relative levels of management and performance fees), as well as the performance relative to the peer universe. Finally, the Committee also evaluated final compensation determinations in the context of its objective to maximize financial performance and realize appropriate growth returns for our stockholders.

        At the end of 2011, based upon our performance and the most current peer universe compensation information, the Committee then reviewed 2011 compensation arrangements and made final performance-based cash compensation and equity grant determinations.

2011 Compensation Process Overview

Financial Performance

- Cumulative stockholder return since IPO of 614%, versus peer group return of 191% over that period
- Led peer group in stockholder return for the 1 and 3 year periods, and since the public offering
- Economic earnings increased 17%, and Economic earnings per share increased 9% over 2010
- AUM grew to $327 billion at year end, and to $392 billion (pro forma) at end of first quarter
- Industry-leading organic growth, with net client cash flows of $22.9 billion for 2011, resulting in 7% organic growth for the year

Achievement of Strategic Goals

- Ongoing stability of senior management team – Nate Dalton promoted to President and Chief Operating Officer
- Strong operating performance amidst market volatility
- Expansion of Global Distribution efforts with Andrew Dyson joining the Company in the newly created position of Head of Global Distribution – new regions and offices opened
- Ongoing integration of 2010 investments, increasing diversification and exposure to Global and Emerging Markets equity and Alternative products
- Launched AMG Wealth Partners, an initiative extending the Company's investment efforts to wealth management firms

2011 Process

Q1

- Review compensation philosophy and long-term performance, as well as application in 2011
- Discuss long-term incentive plan targets and possible target Economic earnings levels and incentive pools
- Review incentive plan sensitivity analysis (including the results under the incentive targets and incentive compensation at various growth rates) and preliminary 2011 budget materials
- Discuss 2011 financial and strategic objectives, and determine target Economic earnings per share growth and potential incentive pool

Q2

- Complete assessment of peer 2010 compensation – establishing that compensation aligned 2010 executive pay levels with 2010 performance, and targeted pay levels versus peer group
- Survey 150 largest stockholders regarding the Company's approach to executive compensation
- Review the Company's "say on pay" vote results and consider market data
- Evaluate the Company's performance through the first quarter against 2011 financial performance objectives, and potential compensation implications

Q3

- Overview of compensation arrangements across the industry and peer financial results provided by Shea & Associates
- Consider stockholder survey regarding the Company's approach to executive compensation
- Discuss potential changes to executive compensation arrangements, including governance considerations
- Evaluate the Company's performance through the second quarter against 2011 financial performance objectives, and potential compensation implications

Q4

- Review financial performance of the Company for the year to date, as well as comparative financial and stock performance versus peer group
- Meet with proxy advisory firm to discuss executive compensation analysis, including approach to executive compensation and peer group formation, as well as option valuation
- Consider with Shea & Associates updated analysis of the evolving compensation landscape, peer group compensation and the marketplace for the services of the Company's senior management, as well as the stockholder survey and proxy advisory firm feedback
- Review 2011 and long term performance, and finalize 2011 incentive and equity compensation

Factors Considered by Compensation Committee

- Stockholder and proxy advisory firm feedback
- Strong 2011 performance, notwithstanding ongoing volatility of challenging global markets – however, decline in growth versus 2010 growth levels
- Senior management's role in achievement of 2011 strategic goals, resulting in continued expansion and strengthening of Company
- Short, medium and long-term record of success of senior management team
- Competitiveness of compensation relative to peer marketplace
- Valuation methodology for stock option grants used by a proxy advisory firm resulted in significantly higher hypothetical values as compared to the pricing model used by the Company in accordance with generally accepted accounting principles.

2011 Compensation Decisions

- Overall reduction in aggregate compensation for the Chairman and Chief Executive Officer of 26% from 2010 levels
- Reduction in aggregate compensation to our named executive officers of 27% from 2010 levels
- Reduce stock option grants, and continue AMG's evolution to making Long-Term Equity Interests Plan grants
- Adoption of "double-trigger" vesting and compensation clawback recoupment policies
- Eliminate financial planning perquisite for senior management

Salary

- Base salaries maintained at the same level for the seventh straight year

Performance Awards

- 2011 annual incentive plan payouts reduced to $12.0 million, below the available incentive profit pool amount ($15.4 million)
- In aggregate, performance awards to our named executive officers were down 28% from 2010

Long-Term Equity Awards

- Continue making Long-Term Equity Interests Plan grants, with smaller awards than in 2010
- Option awards to our named executive officers were reduced by 35% from prior years, and performance threshold implemented
- In aggregate, equity awards to our named executive officers down 24% from 2010

2011 Compensation Elements—Cash Base Salary

        We pay cash base salary because it forms the foundation of any competitive total compensation package. In determining base salary levels for our executive officers, the Committee takes into account the executive's scope of responsibility, performance and salary history as well as internal consistency within our salary structure. In addition, the Committee annually reviews the base salary being paid to executive officers of other public companies in the peer universe.

        Because the Committee believes that equity and performance-based cash compensation should constitute the substantial majority of compensation paid to our named executive officers, we target the level of cash base salary at the median for comparable positions in our public company peer group. In light of the Committee's philosophy and the factors stated above, the Committee determined that 2012 base salaries would again remain unchanged from 2006 levels.

2011 Compensation Elements—Performance-based Cash Compensation

        The substantial majority of our total compensation is performance-based, because we believe that senior management compensation should be tied to our financial performance and increases in stockholder value. In designing our performance-based cash compensation arrangements, the Committee believes that such compensation should be awarded in the event that we meet the Committee's expectations for Economic earnings and its objective that a certain level of financial performance and returns for our stockholders be achieved, along with maintaining the financial strength of the Company. Under these arrangements, baseline levels of Economic earnings must be achieved before executive officers are entitled to earn performance-based cash compensation, and higher growth rates in any given year may result in relatively higher compensation payouts.

        Our annual cash incentives are awarded under our Executive Incentive Plan. At its January 2011 meetings, the Committee evaluated the appropriate target Economic earnings per share growth rate for 2011, reviewing historical growth rates, prevailing business conditions, and expectations for growth. In evaluating our most recent performance to determine the baseline growth target for 2011, the Committee applied its judgment to make adjustments for specific factors that influenced recent growth rates, including market conditions, the timing of transactions, new financing arrangements and changes in the corporate capital structure, the relative levels of management and performance fees, and any recent or anticipated one-time events. At this meeting, the Committee established the Economic earnings per share growth rate target for 2011 and the formula by which the incentive pool under that plan would be determined. In addition to a baseline earnings target (for 2011, this target was $4.00 of Economic earnings per share), which would establish an initial discretionary bonus pool of $15.0 million, achievement of a secondary growth target (in 2011, this secondary target was 15% Economic earnings growth), would increase the potential pool for executive officers with Economic earnings above this growth level.

        The Committee also established for each participant in the plan the percentage share of the pool that could be earned if the performance target were met, as required under Section 162(m) of the Internal Revenue Code. In 2011, the maximum percentage share allocable to each executive officer was as follows: Sean M. Healey, 42%; Nathaniel Dalton, 25%; Jay C. Horgen, 20%; Andrew Dyson, 6.5%; and John Kingston, III, 6.5%.

        In 2011, we achieved growth of 17% in Economic earnings and 9% in Economic earnings on a per share basis; given that growth, under the Executive Incentive Plan formula $15.4 million was available for payment. Under the Compensation Committee's approach to performance-based compensation, although the performance targets determine the amount available for the payment of bonuses (or, a ceiling for such payments), the Committee uses its independent judgment (guided by the analyses provided by the Committee's independent compensation consultant) to determine the amount of bonus actually paid to each named executive officer, without being constrained by any particular formula (except to the extent of the ceiling of the total pool, or for individual executive officers). The Committee always retains discretion to decrease the amount to be paid to executive officers, and has regularly applied that discretion to reduce executive compensation payments, both in 2011 and in prior years.

        In determining the amount of the bonus to pay, the Committee considered a market cash bonus compensation analysis of our peer universe in developing a total compensation package that was competitive relative to the marketplace for our named executive officers. In making this assessment, the Committee considered Shea & Associates' 2011 peer group review.

        In addition, the Committee evaluates the application and effectiveness of its "pay for performance" principles over the longer term, and in 2011 the fact that AMG has outperformed its peers on a longer term basis (see chart reflecting long-term outperformance on page 11). Furthermore, the Committee also takes into consideration the strategic vision, leadership and execution of the Company's strategy by Mr. Healey and the other executive officers since the Company's initial public offering in 1997, and views the longevity and continuity of management as a strategic advantage creating stockholder value.

        Shea & Associates also provided our Compensation Committee with our peer group salary, cash incentive bonus, and long-term equity and total direct compensation pay data for the prior three years, along with analyses of AMG's historical pay levels relative to the comparators' 25th percentile, median and 75th percentile pay levels. Finally, the independent compensation consultant provided projections of compensation activity across the financial services industry for 2011, based upon survey and financial press data.

        In addition, although the Committee does not have specific targets that it applies to such evaluation, the Committee also considered our financial performance and the various factors that may have affected such performance in that year (including market conditions, the possible timing of transactions and new financing arrangements, and the relative levels of management and performance fees), as well as the 2011 financial performance relative to the peer universe. Finally, the Committee also evaluated final compensation determinations in the context of its objective to maximize financial performance and realize appropriate growth returns for our stockholders.

        The Committee determined to reduce the cash incentive pool payable to our executive officers to $12.0 million, leaving $3.4 million in additional cash incentive pool the Committee determined should not be issued.

        The Committee's determinations regarding the amount of performance-based cash compensation to be paid to each executive officer are set forth in the Summary Compensation Table.

2011 Compensation Elements—Equity-based Compensation Awards

        We believe that equity-based compensation awards provide long-term incentives that further the Committee's objective to increase stockholder value and retain our senior management team. Given the Committee's objective to align compensation with increases in stockholder value, the Committee generally intends that the most substantial portion of total compensation be equity-based. Furthermore, since the Committee believes the longevity and continuity of management is a strategic advantage creating stockholder value over the long-term, in granting equity awards the Committee ensures that awards have a long-term focus, and vest over multiple years, and, in many cases, have liquidity restrictions, over multiple years.

        The Committee grants equity-based incentive compensation awards on the basis of our historical performance (both in terms of Economic earnings growth and increase in stockholder value) and the individual executive officer's contributions to that performance, as well as the expected contribution of the executive officer to our future performance. The Committee also considers the relationship of equity-based compensation awards to the performance-based cash compensation to be paid to each executive officer in any particular year. The Committee further considers equity ownership, including the relative size and structure of historical grants and the portions of an award that are not yet vested, of our executive officers. In addition, the Committee considers the performance and equity-based compensation levels of the Company and our individual executive officers in relationship to the peer group universe, as well as the comparative levels of equity ownership of individual officers at such companies.

        In 2011, the Committee made its determinations concerning total equity grants with the assistance of Shea & Associates, based on the analysis of AMG performance and compensation and equity ownership levels relative to our peer group and the consultant's projections concerning general executive compensation market trends among the universe of financial institutions who are relevant competitors for executive talent, as well as projected future management ownership levels relative to AMG's growth over multi-year time horizons. The Committee evaluates the application and effectiveness of its "pay for performance" principles over the longer term, and observed that AMG leads its peer group in stockholder return for the 1 and 3 year periods, and since the Company went public in 1997.

        As noted above, our independent compensation consultant provided our Compensation Committee with comprehensive peer long-term equity and total direct compensation pay data for the prior three years, along with analyses of AMG's historical pay levels relative to the comparators' 25th percentile, median and 75th percentile pay levels. Finally, in its assessments of financial services compensation activity, the independent compensation consultant observed that the size and frequency of full value performance-based/restricted stock and long-term incentive awards would likely increase as many financial institutions continued to pay a larger portion of compensation in the form of equity awards, and that option grants would continue to decline as a compensation tool.

        Given the evolving equity compensation environment, and the higher option-pricing model expenses attributed to options by a proxy advisory firm, the Committee determined to limit its option grants, in favor of continuing to evolve to grants of other forms of equity compensation. The Committee had implemented a Long-Term Equity Interests Plan in December 2010 to provide an additional long-term tool to align incentives with the creation of stockholder value, and to balance AMG's historical reliance on stock options. After reviewing possible alternatives, the Committee decided to use a Long-Term Equity Interests Plan again in 2011, given the relative stability of long-term equity interests as an equity compensation tool. Under the 2011 Long-Term Equity Interests Plan, equity interests may be granted to management from time to time, with vesting, forfeiture and repurchase agreements established under the plan and by the Compensation Committee at the time of grant. The equity interest structure is similar to the equity structure employed by AMG with Affiliate principals; a ratable portion of ownership interests in all Affiliates is transferred to a partnership, grants to management of equity interests vest 25% a year over multiple years, interests are only available for sale starting in 2016, and cash flow distributions begin in 2019. (The fair value of these awards is determined using a discounted cash flow analysis, with key valuation assumptions being projected assets under management, fee rates and discount rates.)

        While the Compensation Committee granted options to executive officers under the stockholder-approved 2011 Stock Option Plan in July 2011 (which included a performance threshold to be achieved in the option grant year), in keeping with its ongoing evolution to the greater use of other equity compensation tools, it did not issue options in December 2011 (as it had in 2010 and in prior years), and (as the Committee always retains discretion to decrease awards) in aggregate reduced option grants by 35% from 2010 levels.

        The Company's named executive officer 2011 equity compensation grants are discussed in greater detail in the Executive Compensation Tables section.

Other Incentive and Retention Programs

        In 2006, the Committee established the Deferred Compensation Plan to provide additional retirement plan flexibility for our officers. The plan provides officers and directors the opportunity to voluntarily defer compensation on a pre-tax basis, and to notionally invest such deferred amounts in one or more specified measurement funds. In 2011, no executive officer or director elected to defer compensation under the Deferred Compensation Plan.

Other Elements of Compensation

        We provide a 401(k) Profit Sharing Plan for all employees and generally contribute a percentage of compensation to such plans. We also provide other benefits such as medical, dental and life insurance and disability coverage to all eligible employees.

Perquisites

        Our perquisite compensation is in the lowest quartile of our public company peer group, as we use only certain perquisite tools (such as medical services, and use of Company aircraft) deemed appropriate by the Committee to meet the objectives of retaining key members of senior management, and optimizing the use of their time and services to the Company. In 2011, the Compensation Committee determined to eliminate the financial planning perquisite for senior management. The Company does not provide tax reimbursements for any perquisite.

Severance and Potential Change in Control Compensation and Benefits

        We generally do not have employment or individual change in control agreements with our executive officers or directors, and possible changes in control are addressed through the acceleration of vesting of equity.

        Upon our change in control, option vesting pursuant to our stock option and incentive plans and the payout of awards under the Executive Incentive Plan and the Long-Term Equity Interests Plans would be accelerated for our executive officers, as well as for any of our employees participating in such plans. Any awards issued on or after January 1, 2013 will be subject to a "double-trigger", requiring a termination of employment without cause or for good reason for accelerated vesting following a change in control.

        In the event of our change in control, as of December 31, 2011, awards held by named executive officers would have accelerated as set forth below. The market value amounts in the table have been calculated using a share price of $95.95, which was the closing price of a share of our common stock on December 31, 2011. The market value associated with the acceleration of options has been calculated by using the "spread" value of the options ($95.95 minus the applicable option exercise price) and multiplying it by the number of shares underlying the option that would accelerate. The value associated with the acceleration of units of profits interests awarded under the Long-Term Equity Interests Plans represents the value of the unvested portion of the award as of December 31, 2011.

Named Executive Officer	Accelerated Options/ Market Value	Accelerated Distribution under the Executive Incentive Plan (# Shares)/Market Value	Accelerated Distribution under the Long-Term Equity Interests Plans (# Units)/Value
Sean M. Healey	601,579/$12,200,738	118,268/$11,347,815	350.69/$6,116,170
Nathaniel Dalton	315,790/$6,100,393	59,134/$5,673,907	198.51/$3,395,585
Jay C. Horgen	256,908/$4,941,014	33,791/$3,242,246	175.35/$3,058,085
Darrell W. Crate	225,790/$6,100,393	59,134/$5,673,907	59.53/$1,370,585
Andrew Dyson	50,000/$0	0/$0	102.95/$1,500,000
John Kingston, III	101,327/$2,084,063	16,896/$1,621,171	92.34/$1,647,351

         In 2011, we entered into a Transition and Advisory Services contract with Mr. Crate in connection with his resignation from his capacities as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Crate has continued to serve as an employee providing advisory services on an on-going basis to the Company, and is expected to continue to do so through February 2016. The Compensation Committee reviewed and considered Mr. Crate's total compensation for 2011 with respect to his contributions to the Company through the year, most notably the Company's ongoing success while transitioning the offices of Chief Financial Officer and Treasurer to Mr. Horgen, and on that basis determined that total compensation of $4.2 million, or a reduction of approximately 59% over 2010, was appropriate compensation for that period. While Mr. Crate will receive no additional cash or equity compensation for his continuing services to the Company, prior equity awards remain outstanding, and he will be subject to on-going non-competition and other customary covenants.

        In July 2011, Mr. Dyson joined as an Executive Vice President and Head of Global Distribution and entered into an employment agreement with our wholly-owned subsidiary, Affiliated Managers Group Limited (FSA Reference Number 506689). Pursuant to the agreement, Mr. Dyson receives an annual base salary of £214,000 ($340,495 U.S.), a minimum cash incentive bonus of £918,000 ($1,460,630 U.S.) in each of 2011 and 2012, pro-rated for actual service time, as well as 137.27 units under the 2011 Long-Term Equity Interests Plan and 50,000 options to purchase shares of our common stock at a price of $99.66 per share under the 2011 Stock Option Plan. For one year following his separation from the Company, Mr. Dyson is prohibited from soliciting certain of our employees and from soliciting persons or entities who were clients or prospective clients in the year immediately prior to his termination.

Risk Considerations in our Compensation Programs

        The Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and Shea & Associates. The Compensation Committee does not believe the goals or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking, nor create risks that are reasonably likely to have a material adverse effect on the Company.

        Throughout our compensation structure, compensation is aligned with increases in stockholder value, and therefore our compensation arrangements do not encourage inappropriate risk taking. The executive officers' salaries are fixed in amount, while bonuses are tied to overall corporate performance (since the Committee always retains discretion to pay less than the amount available for payment under our Executive Incentive Plan formula), and a substantial portion of compensation is in the form of long-term equity awards that further align executives' interests with those of the Company's stockholders. These awards do not encourage excessive or inappropriate risk-taking given that the value of the awards is tied to the Company's stock price, and the awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance. In addition, to further ensure the alignment of compensation with long-term performance, the Company has adopted a clawback policy that allows for the recoupment of performance-based compensation from executive officers in the event of a material restatement of the Company's financial results due to a material error within three years of the original reporting.

Equity Ownership Guidelines

        We believe that equity ownership guidelines (which are currently established by the Committee as a multiple of five times base salary, to be achieved over five years from the later of the implementation of these guidelines or becoming an executive officer of the Company) further align the interests of executive officers with those of our stockholders. All executive officers currently satisfy these equity ownership guidelines.

Equity Grant Policy

        We grant all equity awards, including options, under the terms of an equity grant policy. Generally, we grant equity awards (other than new hire grants) at regularly scheduled meetings of the Committee, with new hire grants occurring at other meetings (or by written action of all Committee members) as appropriate.

        The Committee will not approve any equity award grants on any date when it believes, in its reasonable judgment, that there is material non-public information that is reasonably likely to impact the price of our common stock.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code") generally disallows a tax deduction for compensation in excess of $1 million paid to any "covered employee" of a publicly held corporation (generally the corporation's chief executive officer and its next three most highly compensated executive officers, excluding the chief financial officer, in the year that the compensation is paid) unless such compensation qualifies as performance-based compensation. The Executive Incentive Plan was designed to permit performance-based compensation to be paid to such covered employees. In implementing our compensation programs during fiscal 2011, we considered, among other things, the Executive Incentive Plan and the opportunities it affords to provide awards that are intended to meet the performance-based compensation exception under Section 162(m), as described above.

        The Committee considers the availability of a tax deduction as one element in designing compensation programs that are intended to reward our executive officers for their contribution to the success of the Company, but the tax impact is not the only element it considers. As such, the Committee may grant awards that do not qualify for an exemption from the deduction limitations under Section 162(m) or that may otherwise be limited as to tax deductibility.

Compensation Committee Report

        The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

PATRICK T. RYAN, Chair
SAMUEL T. BYRNE
HAROLD J. MEYERMAN
JIDE J. ZEITLIN

 Executive Compensation Tables

        The following tables provide information regarding the compensation arrangements for the Company's Chief Executive Officer, each individual who served as Chief Financial Officer during 2011 and the Company's three other most highly compensated executive officers (collectively, the "named executive officers").

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean M. Healey	2011	750,000	5,000,000	4,500,000(4)	4,543,500	69,054	14,862,554
Chairman and Chief	2010	750,000	7,000,000	5,000,000(4)	7,074,000	144,321	19,968,321
Executive Officer	2009	750,000	5,000,000	7,000,000(5)	5,143,500	138,269	18,031,769
Nathaniel Dalton	2011	500,000	3,000,000	2,700,000(4)	2,726,100	52,735	8,978,835
President and Chief	2010	500,000	3,500,000	2,500,000(4)	3,537,000	61,127	10,098,127
Operating Officer	2009	500,000	2,500,000	3,500,000(5)	2,571,750	60,574	9,132,324
Jay C. Horgen	2011	500,000	2,500,000	2,250,000(4)	2,271,750	52,310	7,574,060
Chief Financial	2010	500,000	3,250,000	2,500,000(4)	2,829,600	64,323	9,143,923
Officer and Treasurer	2009	500,000	1,500,000	2,000,000(5)	2,057,400	39,067	6,096,467
Darrell W. Crate(6)	2011	166,667	4,000,000	—	—	18,083	4,184,750
Former Chief	2010	500,000	3,500,000	2,500,000(4)	3,537,000	108,515	10,145,515
Financial Officer	2009	500,000	2,500,000	3,500,000(5)	2,571,750	94,676	9,166,426
and Treasurer
Andrew Dyson(7)	2011	165,446	715,995	2,000,000(4)	1,514,500	18,807	4,414,748
Executive Vice
President and Head
of Global Distribution
John Kingston, III	2011	350,000	800,000	1,100,000(4)	757,250	38,375	3,045,625
Vice Chairman,	2010	350,000	1,100,000	1,500,000(4)	1,179,000	48,396	4,177,396
General Counsel	2009	350,000	700,000	1,000,000(5)	857,250	45,262	2,952,512
and Secretary

(1)
These figures represent performance-based cash incentive awards pursuant to the Executive Incentive Plan. The performance thresholds associated with these awards are discussed in the Compensation Discussion and Analysis.

(2)
The grant date fair value of stock options was determined using the Black-Scholes option pricing model based on the assumptions discussed in Note 21 to the Company's financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K. The stock option awards granted in 2011 were subject to a 100% performance vesting threshold and, following the achievement of the performance threshold, vest in four equal annual installments.

(3)
For 2011, all other compensation consisted of (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $24,500 on behalf of each of Messrs. Healey, Dalton, Horgen and Kingston, and contributions by the Company under its UK pension plan in the amount of $13,236 on behalf of Mr. Dyson, (ii) financial service benefits (an allowance for financial planning and tax preparation advice) for Mr. Crate, in connection with his Transition and Advisory Services Agreement, (iii) personal physician benefits or medical benefits with respect to each of

  Messrs. Healey, Dalton, Dyson, Horgen and Kingston, (iv) aircraft usage benefits with respect to each of Messrs. Healey, Dalton, and Horgen, and (v) insurance premiums paid by the Company with respect to term life and long-term disability insurance policies on behalf of each named executive officer. The Company does not provide tax reimbursements for any perquisite.

(4)
Reflects units of profits interests granted under the 2010 and 2011 Long-Term Equity Interests Plans. The December 2011 awards vest in 25% increments on each of December 31, 2011, 2012, 2013 and 2014, are only available for sale to the Company starting in 2016, and have cash flow distributions beginning in 2019. As discussed under "Share-Based Compensation" in the Company's financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K, the fair value of these awards is determined using a discounted cash flow analysis, with key valuation assumptions being projected assets under management, fee rates and discount rates. The awards may or may not be settled in shares of the Company's common stock. Separately, in connection with a 2007 award under the Deferred Compensation Plan, Mr. Horgen also received a distribution in the amount of $129,383 (in the form of 1,304 shares of the Company's common stock). As reported in the Company's 2008 Proxy Statement, Mr. Horgen's award was fully vested in 2007, is invested in shares of the Company's common stock at the election of Mr. Horgen, and is distributable in four annual 25% increments beginning in 2009. The remaining 1,304 shares, with a market value of $125,119 as of December 31, 2011, will be distributed in 2012.

(5)
In April 2009 the Compensation Committee developed, under the Executive Incentive Plan, a long-term, highly back-loaded cumulative vesting five year retention plan for the Company's management, subject to meeting the performance target set by the Compensation Committee. To advance the retention and incentive objectives of the Committee, 80% of the grant vests at the end of years four and five of the program, and all pay-outs are deferred until January 2014, ensuring that participating management team members have a strong incentive to continue to serve the Company over a minimum five-year time horizon. In April 2009, each of the named executive officers of the Company at such time was granted a performance-based award that they elected to notionally invest in shares of the Company's common stock. The applicable performance target has been attained and, therefore, 10% of the award vested on each of December 31, 2010 and 2011, and 40% of the award will vest on each of December 31, 2012 and 2013, in each case, subject to the recipient remaining employed on such date (with an exception for terminations due to death or disability). To the extent vested, the awards will be settled in January 2014. The awards, in the discretion of the Compensation Committee, may or may not be settled in shares of the Company's common stock.

(6)
While he remains employed by the Company, Mr. Crate resigned from his position as Chief Financial Officer and Treasurer effective as of May 2, 2011. Mr. Crate continues to receive medical and other benefits, and his equity awards continue to remain outstanding.

(7)
Mr. Dyson joined as Executive Vice President and Head of Global Distribution in July 2011. Mr. Dyson received a prorated portion of his salary in 2011 (based on his period of employment). Mr. Dyson's annualized salary is $340,495 U.S. As an employee of our wholly owned subsidiary, Affiliated Managers Group Limited (FSA Reference Number 506689), Mr. Dyson's compensation is denominated in British pounds and was translated to U.S. dollars for this Proxy Statement using the average daily exchange rate from July 1, 2011 through December 31, 2011 of 1.5911 US$/GBP.

 Grants of Plan-Based Awards in Fiscal Year 2011

								Grant Date Fair Value of Units of Profits Interests or Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units of Profits Interests (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
							Exercise Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Sean M. Healey	7/19/11					150,000	99.66	4,543,500
Chairman and Chief	12/31/11				308.85			4,500,000
Executive Officer		4,500,000	5,000,000	6,500,000
Nathaniel Dalton	7/19/11					90,000	99.66	2,726,100
President and Chief	12/31/11				185.31			2,700,000
Operating Officer		2,700,000	3,000,000	3,900,000
Jay C. Horgen	7/19/11					75,000	99.66	2,271,750
Chief Financial	12/31/11				154.43			2,250,000
Officer and		2,200,000	2,500,000	3,100,000
Treasurer
Andrew Dyson	7/19/11					50,000	99.66	1,514,500
Executive Vice	12/31/11				137.27			2,000,000
President and Head of		700,000	715,995	950,000
Global Distribution
John Kingston, III	7/19/11					25,000	99.66	757,250
Vice Chairman,	12/31/11				75.50			1,100,000
General Counsel and		700,000	800,000	950,000
Secretary

(1)
These figures represent the portion of the aggregate Executive Incentive Plan pool allocated to each named executive officer in connection with certain performance thresholds relating to the Company's Economic earnings for 2011, as further discussed in the Compensation Discussion and Analysis.

(2)
The awards of units of profits interests were made under the 2011 Long-Term Equity Interests Plan, and vest in four equal annual installments. See footnote (4) to the Summary Compensation Table for additional information regarding these awards, including the determination of fair value.

(3)
The awards were made under the 2011 Option Plan, and were subject to a 100% performance vesting threshold. Following the achievement of the performance threshold, the awards vest in four equal annual installments. See footnote (2) to the Summary Compensation Table for additional information regarding these awards, including the determination of fair value.

 Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexcercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Profits Interests That Have Not Vested (#)(1)	Number of Shares of Stock That Have Not Vested (#)(2)	Market or Payout Value of Units of Profits Interests and Shares of Stock That Have Not Vested ($)
Sean M. Healey	37,500(3)	—	45.27	7/27/2014	350.69	118,268	17,463,985
Chairman and	132,500(4)	—	63.38	11/30/2014
Chief Executive	229,735(5)	76,579	48.38	11/3/2015
Officer	73,389(6)	75,000	62.04	7/21/2016
	75,000(6)	75,000	65.51	12/2/2016
	37,500(7)	112,500	62.91	7/20/2017
	37,500(7)	112,500	95.82	12/14/2017
	—	150,000(8)	99.66	7/19/2018
Nathaniel Dalton	55,000(3)	—	45.27	7/27/2014	198.51	59,134	9,069,492
President and	115,000(4)	—	63.38	11/30/2014
Chief Operating	114,868(5)	38,290	48.38	11/3/2015
Officer	37,500(6)	37,500	62.04	7/21/2016
	37,500(6)	37,500	65.51	12/2/2016
	18,750(7)	56,250	62.91	7/20/2017
	18,750(7)	56,250	95.82	12/14/2017
	—	90,000(8)	99.66	7/19/2018
Jay C. Horgen	35,724(5)	31,908	48.38	11/3/2015	175.35	33,791	6,300,331
Chief Financial	30,000(6)	30,000	62.04	7/21/2016
Officer and	30,000(6)	30,000	65.51	12/2/2016
Treasurer	15,000(7)	45,000	62.91	7/20/2017
	15,000(7)	45,000	95.82	12/14/2017
	—	75,000(8)	99.66	7/19/2018
Darrell W. Crate	115,000(4)	—	63.38	11/30/2014	59.53	59,134	7,044,492
Former Chief	38,291(5)	38,290	48.38	11/3/2015
Financial Officer	35,889(6)	37,500	62.04	7/21/2016
and Treasurer	37,500(6)	37,500	65.51	12/2/2016
	18,750(7)	56,250	62.91	7/20/2017
	18,750(7)	56,250	95.82	12/14/2017
Andrew Dyson	—	50,000(8)	99.66	7/19/2018	102.95	—	1,500,000
Executive Vice
President and
Head of Global
Distribution
John Kingston, III	55,000(3)	—	45.27	7/27/2014	92.34	16,896	3,268,522
Vice Chairman,	70,000(4)	—	63.38	11/30/2014
General Counsel	41,480(5)	13,827	48.38	11/3/2015
and Secretary	12,500(6)	12,500	62.04	7/21/2016
	12,500(6)	12,500	65.51	12/2/2016
	6,250(7)	18,750	62.91	7/20/2017
	6,250(7)	18,750	95.82	12/14/2017
	—	25,000(8)	99.66	7/19/2018

(1)
The awards of units of profits interests were made under the Long-Term Equity Interests Plans. Awards under the 2010 Long-Term Equity Interests Plan vest in 25% increments on each of December 31, 2010, 2011, 2012 and 2013. Awards under the 2011 Long-Term Equity Interests Plan vest in 25% increments on each of December 31, 2011, 2012, 2013 and 2014. See footnote (4) to the Summary Compensation Table for additional information regarding these awards.

(2)
Represents performance-based awards granted under the Executive Incentive Plan that were notionally invested in shares of the Company's common stock. The awards vest in 10% increments on each of December 31, 2010 and 2011, and in 40% increments on each of December 31, 2012 and 2013. The awards, in the discretion of the Compensation Committee, may or may not be settled in shares of the Company's common stock. To the extent vested, the awards will be settled in January 2014. See footnote (5) to the Summary Compensation Table for additional information regarding these awards.

(3)
The options were granted on July 27, 2004 and were fully vested upon grant, subject to transfer restrictions which lapsed according to the following schedule: 18.75% on December 31, 2004; 25% on each of December 31, 2005, 2006 and 2007; and 6.25% on December 31, 2008.

(4)
The options were granted on November 30, 2004 and were fully vested upon grant, subject to the transfer restrictions which lapsed according to the following schedule: 10% on each of December 31, 2005, 2006 and 2007; 23% on each of December 31, 2008 and 2009; and 24% on December 31, 2010.

(5)
The options were granted on November 3, 2008 and vest in 25% increments on each of December 31, 2009, 2010, 2011 and 2012.

(6)
The options were granted on July 21, 2009 and December 2, 2009, respectively, and vest in 25% increments on each of December 31, 2010, 2011, 2012 and 2013.

(7)
The options were granted on July 20, 2010 and December 14, 2010, respectively, and vest in 25% increments on each of December 31, 2011, 2012, 2013 and 2014.

(8)
The options were granted on July 19, 2011 and were subject to a 100% performance vesting threshold. Following the achievement of the performance threshold, the awards vest in 25% increments on each of December 31, 2012, 2013, 2014 and 2015 for Messrs. Healey, Dalton, Horgen, and Kingston, and on each of January 1, 2012, 2013, 2014 and 2015 for Mr. Dyson. See footnote (2) to the Summary Compensation Table for additional information regarding these awards.

 Option Exercises and Stock Vested in Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Number of Units of Profits Interests Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Sean M. Healey	96,613	6,127,071	14,784	136.74	3,914,110
Chairman and Chief
Executive Officer
Nathaniel Dalton	60,000	3,971,400	7,392	76.09	2,069,554
President and Chief
Operating Officer
Jay C. Horgen	40,000	2,515,368	4,224	68.37	1,653,085
Chief Financial Officer
and Treasurer
Darrell W. Crate	193,188	10,826,583	7,392	29.76	1,394,554
Former Chief Financial
Officer and Treasurer
Andrew Dyson	—	—	—	34.32	500,000
Executive Vice President
and Head of Global
Distribution
John Kingston, III	29,919	1,920,671	2,112	36.73	888,821
Vice Chairman,
General Counsel and
Secretary

(1)
Reflects the portion vested in 2011 of performance-based awards granted under the Executive Incentive Plan in 2009 that were notionally invested in shares of the Company's common stock. The awards, in the discretion of the Compensation Committee, may or may not be settled in shares of the Company's common stock. To the extent vested, the awards will be settled in January 2014.

(2)
Reflects the portion vested in 2011 of awards of units of profits interests granted under the 2010 and 2011 Long-Term Equity Interests Plans. See footnote (4) to the Summary Compensation Table for additional information regarding these awards.

(3)
Represents the amount the named executive officer would hypothetically be entitled to if he were permitted to sell the vested portion of the awards on December 31, 2011. The terms of the applicable awards do not permit the disposition of the award until prior to, in the earliest case, 2014 (with certain limited exceptions such as death or disability).

Director Compensation

        At the request of the Compensation Committee, Shea & Associates regularly provides a review of director compensation in the broad peer universe and most comparable peer universe. This analysis includes data on total compensation for directors at such peer companies, as well as on the individual components of that compensation, such as annual retainers, meeting fees and equity awards. Shea & Associates also provides comparative data from time to time on compensation by board position (such as committee chairs and lead directors), and information on the nature of the service of particular directors in their various capacities (e.g., lead directors) at such companies. Shea & Associates also provides information from time to time to the Compensation Committee on trends in director compensation.

        In determining current compensation levels for the Company's directors, the Compensation Committee's objective is that cash compensation be set at or near to the median in comparison to directors at public companies within our peer universe, while equity compensation linked to stockholder value be higher on a relative basis. The annual fee for service by non-management directors is $80,000. Directors do not receive quarterly meeting fees. Committee fees are as follows: members of the Audit Committee receive an annual fee of $20,000, with the Chair receiving an annual fee of $35,000; members of the Compensation Committee receive an annual fee of $17,000, with the Chair receiving an annual fee of $20,000; and members of the Nominating and Governance Committee receive an annual fee of $13,000, with the Chair receiving an annual fee of $15,000. The Chair of each Committee receives the annual Chair fee in lieu of the Committee fee. In addition, the lead director receives a fee of $100,000 for his active role as principal liaison with management of the Company and for his services as the principal contact on our Board of Directors for our stockholders and other interested parties. All directors of the Company are provided information technology and support by the Company and are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees as well as Board related activities.

        Equity grant determinations for directors are made consistent with the Compensation Committee's philosophy that compensation should be directly linked to increases in stockholder value. Directors receive semi-annual option grants, with an aggregate annual grant date Black-Scholes value of $120,000, and grants under the Deferred Compensation Plan, with an aggregate annual grant date fair market value of $80,000, based on the closing stock price of the Company's common stock on the date of grant. Each of such grants will generally vest in 25% increments over four years, a vesting period that is longer than the 1–3 year vesting schedules employed by companies in our peer group, and across the market more generally.

Director Compensation in Fiscal Year 2011

        The following table sets forth information regarding the compensation earned by the Company's non-management directors in 2011. For compensation information with respect to Mr. Healey, and his services as the Company's Chairman and Chief Executive Officer, please see the Summary Compensation Table and other accompanying compensation tables. Mr. Healey receives no additional compensation for his service as a director. Ms. Palandjian was appointed to our Board of Directors in March 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Samuel T. Byrne	110,000	80,121	120,027(2)	—	310,148
Dwight D. Churchill	100,000	80,121	120,027(2)	—	300,148
Harold J. Meyerman	232,000	80,121	120,027(2)	—	432,148
William J. Nutt	100,000	80,121	120,027(2)	—	300,148
Rita M. Rodriguez	128,000	80,121	120,027(2)	—	328,148
Patrick T. Ryan	120,000	80,121	120,027(2)	—	320,148
Jide J. Zeitlin	110,000	80,121	120,027(2)	—	310,148

(1)
These figures represent semi-annual grants under the Deferred Compensation Plan, which awards may be settled in cash and/or shares of common stock as determined by the plan administrator. The Company granted awards to each director on July 19, 2011 (vesting 25% on each of January 1, 2012, 2013, 2014 and 2015) and December 14, 2011 (vesting 25% on each of January 1, 2013, 2014, 2015 and 2016). The grant date fair value of the awards granted on July 19, 2011 and December 14, 2011, computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), is $40,063 and $40,058, respectively. At December 31, 2011, the aggregate unvested portion of awards made under the Deferred Compensation Plan (measured in shares of common stock) was as follows:

  Mr. Byrne: 2,340; Mr. Churchill: 2,023; Mr. Meyerman: 2,523; Mr. Nutt: 2,523; Dr. Rodriguez: 2,523; Mr. Ryan: 2,523; and Mr. Zeitlin: 2,523.

(2)
The Company granted 1,981 options to each director on July 19, 2011 (vesting 25% on each of December 31, 2011, 2012, 2013 and 2014) and 2,034 options to each director on December 14, 2011 (vesting 25% on each of December 31, 2012, 2013, 2014 and 2015). The grant date fair value of the options granted on July 19, 2011 and December 14, 2011, computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), is $60,004 and $60,023, respectively. At December 31, 2011, the number of shares of common stock subject to options held by each director was as follows: Mr. Byrne: 15,992; Mr. Churchill: 12,497; Mr. Meyerman: 61,376; Mr. Nutt: 347,626; Dr. Rodriguez: 72,626; Mr. Ryan: 78,251; and Mr. Zeitlin: 72,626. See Note 21 to the Company's financial statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K for a discussion of the assumptions used in calculating the grant date fair value of stock options.

Equity Compensation Plan Information

        The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2011:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	3,474,647	$71.51	3,488,614
Equity compensation plans not approved by stockholders(2)	1,619,074	$61.04	10,958
Total	5,093,721	$68.18	3,499,572

(1)
Consists of the Amended and Restated 1997 Stock Option and Incentive Plan, the 2006 Stock Option and Incentive Plan and the 2011 Option Plan.

(2)
Consists of the Amended and Restated 2002 Stock Option and Incentive Plan. The 10,958 shares available for issuance under such plan may also be issued pursuant to deferred stock awards, restricted stock awards, unrestricted stock awards, performance share awards or dividend equivalent rights.

 PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Exchange Act, we are again providing for a non-binding, advisory vote for stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

        While this vote is advisory and not binding on the Company or the Board of Directors, the Board and the Compensation Committee value the opinions of our stockholders, and will continue to consider the outcome of the vote when making future compensation decisions for our named executive officers.

        In considering your vote on the resolution below, please review the Compensation Discussion and Analysis beginning on page 11 of this Proxy Statement. The Compensation Discussion and Analysis describes the Company's executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2011 with respect to the compensation of our named executive officers.

        Our executive compensation program is designed to enable the Company to attract, motivate and retain key persons while, at the same time, creating a close relationship between performance and compensation. In addition, the Company regularly reviews its compensation program and the overall compensation package paid to each of its named executive officers, including through the engagement of an independent compensation consultant, to assess risk and to ensure that the program is structured appropriately in order to obtain the Company's strategic goals.

        Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on such proposal. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on this proposal.

Recommendation of the Board of Directors

        For the above reasons, the Board of Directors unanimously recommends that the Company's stockholders vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider, among other factors, the outcome of the vote when determining future compensation arrangements for our named executive officers.

 PROPOSAL 3: RATIFICATION OF THE
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year, subject to ratification by the Company's stockholders at the Annual Meeting. PricewaterhouseCoopers has acted as the Company's independent registered public accounting firm since the Company's inception. The Company has been advised by PricewaterhouseCoopers that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the "PCAOB") and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

        Although stockholder ratification of the selection of PricewaterhouseCoopers is not required, the Board of Directors is nevertheless submitting the selection of PricewaterhouseCoopers to the stockholders for ratification. Should the selection of PricewaterhouseCoopers not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PricewaterhouseCoopers is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

        Ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on such proposal. Abstentions will have the same effect as a vote against this proposal.

Recommendation of the Board of Directors

        The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm is in the best interests of the Company and its stockholders and, therefore, unanimously recommends that the Company's stockholders vote FOR this proposal.

 AUDIT COMMITTEE REPORT

        During the fiscal year ended December 31, 2011, the Audit Committee consisted of Dr. Rodriguez and Messrs. Churchill, Meyerman, Nutt and Ryan, each an independent director of the Company, with Dr. Rodriguez serving as the Chair of the Audit Committee. Ms. Palandjian was appointed to, and Messrs. Nutt and Ryan resigned from, the Audit Committee in March 2012.

        The Audit Committee's purpose is to assist the Board of Directors in oversight of the Company's internal controls and financial statements and the audit process. The Board of Directors has determined in its business judgment that all members of the Audit Committee are "independent" as is required by the listing standards of the NYSE and under the SEC rules.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB.

        In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AU Section 380, formerly Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

        Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers is in fact "independent."

        The Audit Committee operates pursuant to a charter that was most recently adopted by the Board of Directors in October 2011 and is available on the Company's website at www.amg.com.

  RITA M. RODRIGUEZ, Chair
  DWIGHT D. CHURCHILL
  HAROLD J. MEYERMAN
  TRACY P. PALANDJIAN

Principal Accountant Fees and Services

        The following table sets forth information regarding the fees for professional services rendered by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, in each of the last two fiscal years:

Type of Fee	Year Ended December 31, 2010	Year Ended December 31, 2011
Audit Fees(1)	$4,141,900	$4,728,864
Audit-Related Fees(2)	1,245,350	675,418
Tax Fees(3)	3,688,365	2,557,294
All Other Fees	—	—

(1)
Represents fees for professional services rendered in connection with the audit of the Company's financial statements, reviews of the financial statements included in each of the Company's quarterly reports on Form 10-Q, issuances of consents and services related to the implementation of accounting standards.

(2)
Represents fees for due diligence procedures in connection with new investments, research assistance on accounting-related issues, benefit plan audits, issuances of the Global Investment Performance Standards (GIPS) performance verification and internal controls reports such as those pursuant to Statement on Standards for Attestation Engagements No. 16.

(3)
Represents fees for income tax compliance and domestic and international tax planning as well as tax due diligence procedures in connection with new investments.

        In making its determination regarding the independence of PricewaterhouseCoopers, the Audit Committee considered whether the provision of the services covered in the sections entitled "Audit-Related Fees" and "Tax Fees" was compatible with maintaining such independence. All of the work performed by PricewaterhouseCoopers was performed by full-time employees of the firm.

        The retention of the independent registered public accounting firm to audit the Company's financial statements is approved each year by the Audit Committee. At the beginning of the year, the Audit Committee also evaluates other potential engagements by the Company of the accounting firm and approves or rejects each service considering (among other factors) the possible impact of each non-audit service on the accounting firm's independence from management. In accordance with its charter, the Audit Committee pre-approves all auditing services and the terms thereof and any non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The Audit Committee carefully considers the fees that are proposed to be paid in connection with the approval of audit and non-audit services, and then closely monitors the fees incurred in connection with the provision of such services throughout the year. At each meeting, the Audit Committee receives updates from management on the services that have been provided and fees incurred; from time to time, the Audit Committee may also consider and approve the provision of additional services. In the event that a need arises for the approval of additional services between meetings, the services would be considered and provisionally approved by a designated member of the Audit Committee who would present the scope and fees of the services provisionally pre-approved at the following meeting of the Audit Committee.

 SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of March 15, 2012 (unless otherwise noted) regarding the beneficial ownership of common stock by (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the common stock of the Company, (ii) named executive officers, (iii) directors and (iv) directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock(2)
BlackRock, Inc.(3)	3,069,470	5.96%
Sean M. Healey(4)	671,570	1.29%
Nathaniel Dalton(5)	402,130	*	%
Jay C. Horgen(6)	66,360	*	%
Darrell W. Crate(7)	229,003	*	%
Andrew Dyson(8)	12,500	*	%
John Kingston, III(9)	223,480	*	%
Samuel T. Byrne(10)	8,011	*	%
Dwight D. Churchill(11)	5,940	*	%
Harold J. Meyerman(12)	51,955	*	%
William J. Nutt(13)	681,553	1.31%
Tracy P. Palandjian(14)	516	*	%
Rita M. Rodriguez(15)	63,205	*	%
Patrick T. Ryan(16)	68,830	*	%
Jide J. Zeitlin(17)	63,205	*	%
Directors and executive officers as a group (13 persons)(18)	2,319,255	4.50%

*
Less than 1%

(1)
The mailing address for each executive officer and director is c/o Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965. In certain cases, voting and investment power of certain shares may be shared by an executive officer with one or more family members who reside in the executive's household.

(2)
In computing the number of shares of common stock beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or that become exercisable within 60 days of March 15, 2012 are deemed outstanding. For purposes of computing the percentage owned, shares of stock subject to options that are currently exercisable or that become exercisable within 60 days of March 15, 2012 are deemed to be outstanding for the holder thereof but are not for the purpose of computing the ownership percentage of any other person. As of March 15, 2012, a total of 51,493,583 shares of common stock were outstanding.

(3)
Information is based on a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc. as of December 30, 2011. BlackRock, Inc. has sole voting and dispositive power over 3,069,470 shares of common stock. The address of BlackRock, Inc. is listed in such Schedule 13G as 40 East 52nd Street, New York, NY 10022.

(4)
Includes 623,124 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(5)
Includes 339,146 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(6)
Includes 60,001 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(7)
Includes 225,892 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(8)
Includes 12,500 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(9)
Includes 203,980 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(10)
Includes 6,764 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(11)
Includes 4,996 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(12)
Includes 50,645 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(13)
Includes 336,895 shares of common stock subject to options exercisable within 60 days of March 15, 2012. This amount also includes 242,830 shares pledged to a bank, as collateral security for certain obligations.

(14)
Includes 423 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(15)
Includes 61,895 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(16)
Includes 67,520 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(17)
Includes 61,895 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

(18)
Includes 1,829,784 shares of common stock subject to options exercisable within 60 days of March 15, 2012.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to the Company copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of such reports, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners have been satisfied.

Expenses of Solicitation

        The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation of stockholders at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by mail, telephone or other electronic means by one or more of our employees or by a proxy solicitor. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of common stock.

        The Company has retained Morrow & Co., Inc. for services in connection with the solicitation of proxies for a fee of approximately $30,000.

Stockholder Proposals

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 2013 Annual Meeting of Stockholders must be received by us at our principal executive office on or before January 1, 2013 to be eligible for inclusion in the Proxy Statement and form of proxy card to be distributed by the Board of Directors in connection with such meeting.

        Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2013 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive office no earlier than April 4, 2013, nor later than February 18, 2013, together with all supporting documentation required by our By-laws.

        As required by our By-laws, a stockholder's proposal nominating a director must include: (1) the name, age, business address and residence address of the proposed nominee, (2) the principal occupation or employment of the proposed nominee, (3) the class and number of shares of the Company's capital stock which are beneficially owned by the proposed nominee on the date of such stockholder notice, and (4) the consent of the proposed nominee to serve as a director if elected. A stockholder's proposal shall further set forth information about the beneficial ownership of capital stock by the stockholder making the proposal, such stockholder's name and address, and a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder. For more complete information on these requirements, please refer to our By-laws.

Householding of Proxy Statement

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability or this Proxy Statement and the 2011 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Proxy Statement and 2011 Annual Report on Form 10-K to you if you write or call us at the following address or telephone number: Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965, Attention: Investor Relations, (617) 747-3300. If you would like to receive separate copies of these materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        For those stockholders who receive the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2011 Annual Report on Form 10-K are available at www.proxyvote.com. In addition, a copy of the 2011 Annual Report on Form 10-K will be provided without charge upon the written request of any stockholder to Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965, Attention: Investor Relations, and may be found on the Company's website at www.amg.com. The 2011 Annual Report on Form 10-K is not a part of the Company's proxy solicitation materials.

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET, BY TELEPHONE OR BY RETURNING A COMPLETED, SIGNED, AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet or telephone, you do not need to mail back your proxy card. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. AFFILIATED MANAGERS GROUP, INC. 600 HALE STREET PRIDES CROSSING, MA 01965 M45573-P25400 AFFILIATED MANAGERS GROUP, INC. The Board of Directors recommends you vote FOR each of the following proposals: 1. Election of Directors Abstain Against For Abstain Against For Nominees: ! ! ! ! ! ! f. Tracy P. Palandjian a. Samuel T. Byrne ! ! ! ! ! ! g. Rita M. Rodriguez b. Dwight D. Churchill ! ! ! ! ! ! c. Sean M. Healey h. Patrick T. Ryan ! ! ! ! ! ! d. Harold J. Meyerman i. Jide J. Zeitlin ! ! ! e. William J. Nutt ! ! ! 2. To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers. ! ! ! 3. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. M45574-P25400 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS AFFILIATED MANAGERS GROUP, INC. June 18, 2012 10:00 AM Solicited on behalf of the Board of Directors The undersigned hereby appoints Sean M. Healey and John Kingston, III, and each of them, proxies with full power of substitution to vote, as designated on the reverse side of this card, all of the shares of common stock of Affiliated Managers Group, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company's offices, 600 Hale Street, Prides Crossing, Massachusetts 01965, on Monday, June 18, 2012 at 10:00 a.m. Eastern Time, and at any adjournments or postponements thereof, and hereby grants each of them full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and 2011 Annual Report on Form 10-K. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such direction is made, this proxy will be voted "FOR" the election of each of the nominees for director listed in Proposal 1, "FOR" Proposal 2 - approval of the compensation paid to the Company's named executive officers and "FOR" Proposal 3 - ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. Continued, and to be signed on reverse side

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
Compensation Discussion and Analysis
Executive Compensation Tables
Grants of Plan-Based Awards in Fiscal Year 2011
Outstanding Equity Awards at 2011 Fiscal Year-End
Option Exercises and Stock Vested in Fiscal Year 2011
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
OTHER MATTERS